Ehibit 99.1

Cars.com Reports Second Quarter 2026 Results

Delivered expected revenue growth and strong profitability, underpinned by focused strategy with highest Marketplace revenue growth in five years

•
Revenue grew to $179.9 million, up 1% year-over-year and in line with guidance
•
Net income increased to $14.3 million, up 103% year-over-year
•
Adjusted EBITDA grew to $53.0 million, up 4% year-over-year; Adjusted EBITDA margin of 29.4%, outperformed guidance range of 28% to 29% margin
•
Share repurchases totaled 3.7 million shares for $37 million; year-to-date share repurchases totaled 6.2 million shares for $57 million and are on pace to 2026 target of $90 million

CHICAGO, August 6, 2026 -- Cars.com Inc. (NYSE: CARS), a trusted audience-powered and data-driven technology platform that simplifies buying and selling cars, today released its financial results for the second quarter ended June 30, 2026.

“We delivered revenue and profitability growth in the second quarter while making steady progress on our Marketplace-focused strategy. Deliberate prioritization of Marketplace product, processes, and organizational improvements drove Marketplace revenue growth to its highest level since 2021, more than offsetting the expected decline in OEM revenue. New product launches, such as Dealer Verified Listings, as well as stronger customer value delivery through more precise audience targeting, are encouraging signals. Looking ahead, we will deploy these learnings and operational drivers across our ecosystem to deliver sustainable long-term growth and value creation,” said Tobias Hartmann, Chief Executive Officer of Cars.com, Inc.

Financial Highlights

(in thousands, except per share data)	Quarter Ended June 30,
	2026	2025	Change %
Revenue	$ 179,934	$ 178,739	1%
Net income	14,263	7,009	103%
Adjusted net income	28,699	26,412	9%
Adjusted EBITDA	52,981	50,898	4%
Net income per diluted share	0.25	0.11	127%
Adjusted net income per diluted share	0.51	0.41	22%

Key Metrics and Operational Highlights

(in millions, except dealer data)	Quarter Ended
	June 30, 2026	March 31, 2026	June 30, 2025	Change % Q/Q	Change % Y/Y
Average Monthly Unique Visitors	22.8	25.8	26.6	(12%)	(14%)
Traffic (“Visits”)	143.0	159.6	162.0	(10%)	(12%)
Monthly Average Revenue Per Dealer (“ARPD”)	$ 2,500	$ 2,473	$ 2,435	1%	3%
Dealer Customers	19,343	19,390	19,412	NM	NM

NM = Not meaningful

•
Marketplace revenue grew over 7% Y/Y and represents the fastest quarterly growth rate since 2021.

•
Dealer count declined slightly Y/Y, reflecting lower Solutions adoption that was partially offset by Marketplace strength; Marketplace dealer customers grew 2% Y/Y, reaching four consecutive quarters of Y/Y subscriber growth.
•
Traffic and UV performance reflects a deliberate strategic shift to value delivery, which produced year-to-date growth in lead volume.
•
Dealer Verified Listings feature launched on marketplace, adding inspection and pricing insights onto vehicle listings.

Q2 2026 Results

Revenue for the second quarter was $179.9 million, up 1% year-over-year. Subscription-based Dealer revenue of $163.3 million was up 3% year-over-year, primarily driven by improved Marketplace value delivery and dealer count, partially offset by a decline in media products. OEM and National revenue of $13.6 million was down 18% year-over-year, consistent with previously communicated expectations of OEM advertising.

Total operating expenses for the second quarter were $152.1 million compared to $163.5 million in the prior year period, down 7% year-over-year. Lower depreciation and amortization was the largest driver of the year-over-year decline, though expenses were broadly down and reflective of improving operating leverage across the business and a partial quarter of efficiencies associated with April cost reduction activities. Adjusted operating expenses were $144.3 million, down 6% year-over-year, driven by the aforementioned factors.

Net income for the second quarter was $14.3 million, or $0.25 per diluted share, compared to $7.0 million, or $0.11 per diluted share, in the year-ago period. The change in Net income is primarily attributable to improved operating income. Adjusted net income for the second quarter was $28.7 million, or $0.51 per diluted share, compared to $26.4 million, or $0.41 per diluted share a year ago.

Adjusted EBITDA for the second quarter was $53.0 million, or 29.4% of revenue, compared to $50.9 million, or 28.5% of revenue in the year-ago period. Adjusted EBITDA grew 4% year-over-year, demonstrating operating leverage against revenue growth.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the six-month period ended June 30, 2026 was $55.6 million, compared to $55.7 million in the prior year. Free cash flow for the six-month period ended June 30, 2026 totaled $43.5 million, compared to $41.8 million in the prior year.

Total debt outstanding was $450.0 million as of June 30, 2026. Total liquidity as of June 30, 2026 was $333.3 million, which is defined as Cash and cash equivalents of $33.3 million and revolver capacity of $300.0 million.

Share Repurchase

The Company repurchased 3.7 million shares of common stock for $37 million in the second quarter ended June 30, 2026, and 6.2 million shares of common stock for $57 million year-to-date in 2026. The Company’s 2026 share repurchase target remains $90 million, reflecting its commitment to returning capital to stockholders. Shares repurchased and retired year-to-date through June 30, 2026 represent over 10% of the Company’s common shares outstanding as of prior year end.

As of June 30, 2026, approximately $116.6 million remains available under the current share repurchase authorization, which expires in February 2028.

“Second quarter financial performance was anchored by strong Marketplace growth, coupled with improved operating leverage and Adjusted EBITDA margin outperformance. We also continued to return significant capital to stockholders, and are pacing comfortably to our $90 million share repurchase target for 2026. Looking ahead, we remain focused on efficient and disciplined growth to create long-term value for stakeholders,” said Sonia Jain, Chief Financial Officer of Cars.com, Inc.

Outlook

Third Quarter 2026

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Revenue is expected to be flat to up 2% year-over-year, driven by continued Dealer revenue growth and Marketplace improvement. OEM and National revenue is expected to reflect ongoing pressure in OEM advertising investment.
•
Adjusted EBITDA margin is expected to be between 28.5% and 29.5%, reflecting continued operating efficiencies and cost savings.

Full Year 2026

The Company reaffirms its full year 2026 guidance:

•
Revenue is expected to be flat to up 2% year-over-year
•
Adjusted EBITDA margin is expected to be between 29.0% to 30.0%

Q2 2026 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars.com Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars.com Inc. (NYSE:CARS) is a trusted audience-powered and data-driven technology platform that simplifies buying and selling cars. The flagship Cars.com marketplace connects millions of consumers to dealerships across the U.S., powering the car buying experience with artificial intelligence ("AI") shopping tools and comprehensive vehicle reviews and content. Our interconnected ecosystem of products enables dealers and OEMs to sell more cars by efficiently leveraging our marketplace, dealer websites, trade and appraisal tools, and proprietary in-market media solutions. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net (loss) income, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry.

While a reconciliation of non-GAAP measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards and the uncertainty relating to the timing, frequency, and effect of acquisitions and the significance of the resulting transaction-related expenses, the Company has provided a reconciliation of non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP in this earnings release, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the AccuTrade acquisition.

The Company defines Adjusted Net Income as GAAP net (loss) income excluding, net of their related tax effects: (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (4) unrealized foreign currency exchange gains and losses, and (5) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified upon first visit to an individual Cars.com property on an individual device/browser combination or installation of one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measures UVs and Traffic via RudderStack. These metrics do not include traffic to Dealer Inspire, D2C Media, or DealerClub websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services and DealerClub, during the period divided by the monthly average number of Dealer Customers during the same period.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Dealer Customer metrics do not include DealerClub.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission (“SEC”) on February 26, 2026 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Katherine Chen

kchen@carscommerce.inc

Cars Commerce Media Contact:

Christine Spinelli

pr@cars.com

###

Cars.com Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Dealer	$163,348	$158,477	$326,355	$317,621
OEM and National	13,641	16,637	27,920	32,916
Other	2,945	3,625	5,882	7,226
Total revenue	179,934	178,739	360,157	357,763
Operating expenses:
Cost of revenue and operations	30,285	30,605	62,026	62,088
Product and technology	26,687	29,417	58,182	60,035
Marketing and sales	60,737	58,067	122,555	120,607
General and administrative	17,006	20,531	38,824	41,416
Depreciation and amortization	17,343	24,873	34,061	51,912
Total operating expenses	152,058	163,493	315,648	336,058
Operating income	27,876	15,246	44,509	21,705
Nonoperating expenses:
Interest expense, net	(7,397)	(7,644)	(14,628)	(15,312)
Other (expense) income, net	(953)	2,366	(1,639)	2,342
Total nonoperating expense, net	(8,350)	(5,278)	(16,267)	(12,970)
Income before income taxes	19,526	9,968	28,242	8,735
Income tax expense	5,263	2,959	9,001	3,739
Net income	$14,263	$7,009	$19,241	$4,996
Weighted-average common shares outstanding:
Basic	55,871	63,163	57,453	63,859
Diluted	56,652	63,842	58,130	64,476
Net income (loss) per share:
Basic	$0.26	$0.11	$0.33	$0.08
Diluted	0.25	0.11	0.33	0.08

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$33,287	$56,236
Accounts receivable, net	143,132	131,945
Prepaid expenses	12,881	15,491
Other current assets	5,668	7,920
Total current assets	194,968	211,592
Property and equipment, net	34,151	35,223
Goodwill	165,794	167,207
Intangible assets, net	505,049	527,082
Deferred tax assets, net	81,183	88,594
Investments and other assets, net	31,293	32,720
Total assets	$1,012,438	$1,062,418
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$33,048	$27,749
Accrued compensation	15,238	38,074
Other accrued liabilities	49,352	47,564
Total current liabilities	97,638	113,387
Noncurrent liabilities:
Long-term debt, net	447,125	451,516
Deferred tax liabilities, net	5,866	6,241
Other noncurrent liabilities	18,204	18,744
Total noncurrent liabilities	471,195	476,501
Total liabilities	568,833	589,888
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 53,926 and 58,636 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	539	586
Additional paid-in capital	1,367,045	1,413,994
Accumulated deficit	(922,253)	(941,494)
Accumulated other comprehensive loss	(1,726)	(556)
Total stockholders' equity	443,605	472,530
Total liabilities and stockholders' equity	$1,012,438	$1,062,418

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$19,241	$4,996
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	12,985	17,076
Amortization of intangible assets	21,076	34,836
Stock-based compensation	14,478	15,013
Deferred income taxes	7,250	1,158
Provision for doubtful accounts	1,356	957
Amortization of debt issuance costs	950	950
Unrealized loss (gain) on foreign currency denominated transactions	1,543	(2,474)
Other, net	819	1,439
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(12,968)	795
Prepaid expenses and other assets	5,498	1,193
Accounts payable	5,380	(2,475)
Accrued compensation	(23,630)	(14,570)
Other liabilities	1,642	(3,211)
Net cash provided by operating activities	55,620	55,683
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(24,769)
Capitalization of internally developed technology	(11,314)	(10,494)
Purchase of property and equipment	(809)	(3,342)
Proceeds from sale of equity investment	—	9,481
Net cash used in investing activities	(12,123)	(29,124)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	—	10,000
Payments of Revolving Loan borrowings and long-term debt	(5,000)	(10,000)
Payments for stock-based compensation plans, net	(3,791)	(4,699)
Repurchases of common stock	(57,466)	(44,644)
Net cash used in financing activities	(66,257)	(49,343)
Effect of exchange rate changes on Cash and cash equivalents	(189)	(185)
Net increase (decrease) in Cash and cash equivalents	(22,949)	(22,969)
Cash and cash equivalents at beginning of period	56,236	50,673
Cash and cash equivalents at end of period	$33,287	$27,704
Supplemental cash flow information:
Cash (received) paid for income taxes	$(1,927)	$2,088
Cash paid for interest	14,721	15,067

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

Reconciliation of Net income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$14,263	$7,009	$19,241	$4,996
Interest expense, net	7,397	7,644	14,628	15,312
Income tax expense	5,263	2,959	9,001	3,739
Depreciation and amortization	17,343	24,873	34,061	51,912
Stock-based compensation, including related payroll tax expense	5,934	6,758	14,749	15,461
Transaction-related and other one-time items	1,828	4,022	10,682	12,541
Non-operating foreign exchange loss	953	(2,367)	1,639	(2,342)
Adjusted EBITDA	$52,981	$50,898	$104,001	$101,619

Reconciliation of Net income to Adjusted Net income

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$14,263	$7,009	$19,241	$4,996
Stock-based compensation, including related payroll tax expense	5,934	6,758	14,749	15,461
Amortization of intangible assets	10,533	17,458	21,076	34,836
Transaction-related items	-	2,736	6	5,666
Non-operating foreign exchange loss (income)	953	(2,367)	1,639	(2,342)
Other one-time items	1,828	1,286	10,676	6,875
Income tax impact of adjustments	(4,812)	(6,468)	(12,037)	(15,124)
Adjusted net income	$28,699	$26,412	$55,350	$50,368

Adjusted net income per share, diluted	$0.51	$0.41	$0.95	$0.78
Weighted-average common shares outstanding, diluted	56,652	63,842	58,130	64,476

Reconciliation of Net cash provided by operating activities to Free cash flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$15,812	$26,228	$55,620	$55,683
Capitalization of internally developed technology	(5,314)	(5,510)	(11,314)	(10,494)
Purchase of property and equipment	(547)	(2,531)	(809)	(3,342)
Free cash flow	$9,951	$18,187	$43,497	$41,847

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended June 30, 2026:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$30,285	$102	$(243)	$30,144
Product and technology	26,687	(919)	(2,058)	23,710
Marketing and sales	60,737	(712)	(1,237)	58,788
General and administrative	17,006	(299)	(2,396)	14,311
Depreciation and amortization	17,343	—	—	17,343
Total operating expenses	$152,058	$(1,828)	$(5,934)	$144,296

Total nonoperating expense, net	$(8,350)	$953	$—	$(7,397)

(1) Includes unrealized gains and losses on foreign currency denominated transactions, write-off of long-lived assets, severance and transformation and other exit costs.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended June 30, 2025:

	As Reported (1)	Adjustments (1)(2)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$30,605	$(58)	$(225)	$30,322
Product and technology	29,417	(783)	(2,467)	26,167
Marketing and sales	58,067	(353)	(1,583)	56,131
General and administrative	20,531	(2,827)	(2,483)	15,221
Depreciation and amortization	24,873	—	—	24,873
Total operating expenses	$163,493	$(4,021)	$(6,758)	$152,714

Total nonoperating expense, net	$(5,278)	$(2,366)	$—	$(7,644)

(1) Certain prior year balances have been reclassified to conform to the current year presentation.

(2) Includes transaction-related items, unrealized gains and losses on foreign currency denominated transactions, severance, write-off of long-lived assets and transformation and other exit costs.

Reconciliation of Operating expenses to Adjusted operating expenses for the Six Months Ended June 30, 2026:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$62,026	$(829)	$(243)	$60,954
Product and technology	58,182	(4,270)	(2,058)	51,854
Marketing and sales	122,555	(2,852)	(1,237)	118,466
General and administrative	38,824	(2,731)	(2,396)	33,697
Depreciation and amortization	34,061	—	—	34,061
Total operating expenses	$315,648	$(10,682)	$(5,934)	$299,032

Total nonoperating expense, net	$(16,267)	$1,639	$—	$(14,628)

(1) Includes severance, unrealized gains and losses on foreign currency denominated transactions, write-off of long-lived assets and transformation and other exit costs.

Reconciliation of Operating expenses to Adjusted operating expenses for the Six Months Ended June 30, 2025:

	As Reported (1)	Adjustments (1)(2)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$62,088	$(602)	$(403)	$61,083
Product and technology	60,035	(2,922)	(4,980)	52,133
Marketing and sales	120,607	(2,709)	(3,770)	114,128
General and administrative	41,416	(6,307)	(6,308)	28,801
Depreciation and amortization	51,912	—	—	51,912
Total operating expenses	$336,058	$(12,540)	$(15,461)	$308,057

Total nonoperating income (expense), net	$(12,970)	$(2,341)	$—	$(15,311)

(1) Certain prior year balances have been reclassified to conform to the current year presentation.

(2) Includes transaction-related items, severance, unrealized gains and losses on foreign currency denominated transactions, write-off of long-lived assets and transformation and other exit costs.